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Exhibit 10.12C

CONSULTING AGREEMENT

        This Consulting Agreement ("Consulting Agreement") between James C. Wisener ("Consultant") and Southwest Water Company ("Company") is entered into effective as of December 24, 2004 ("Effective Date"). Company and Consultant are each a Party and collectively are the "Parties".

RECITALS:

        A.    Company desires to sell all of the stock of Southwest Water Billing Solutions, Inc., formerly known as Master Tek International, Inc. ("SWBSI"), to a suitable buyer upon terms conditions, and a purchase price that it determines are in the best interest of Company. The sale of the stock of SWBSI is referred to in the Consulting Agreement as the "Transaction".

        B.    Company desires to engage Consultant to assist with the Transaction, including identifying a buyer, assisting in due diligence and with negotiations and maintaining operations of SWBSI pending the Transaction.

        C.    Consultant has previously served as President of SWBSI and therefore has knowledge and experience in its operations that would be helpful to Company in the Transaction and in the interim period until a Transaction closes or the operations are relocated to Texas.

        D.    The Parties hope that a suitable buyer will be identified within 60 to 90 days of the Effective Date and that a Transaction would close in March or April, 2005. If it becomes apparent to Company that a Transaction will not be accomplished in the first or second quarter of calendar year 2005, it is Company's present intention to relocate the majority of SWBSI operations from Colorado to Texas.

        E.    Company desires to retain the services of Consultant, and Consultant desires to provide services to Company upon the terms and conditions set forth in this Consulting Agreement. Therefore, in consideration of the promises and of the covenants and agreements, the Parties agree as follows:

        1.    Term of Consulting Agreement.    The term of this Consulting Agreement begins on the Effective Date and will continue for a period of 10 months, unless terminated earlier pursuant to the terms of Section 6 of this Consulting Agreement ("Term").

        2.    Services.    Consultant will provide the services to the best of his abilities to accomplish a closing of the Transaction, including the following (collectively, the "Services"): (a) assist in identifying buyer(s); (b) assist in the negotiation of terms favorable to Company; (c) coordinate due diligence to be produced to potential buyer(s); (c) oversee operations pending the Transaction to maintain value of SWBSI pending Transaction; (d) relocate operations to Texas if Company determines in good faith by March 31, 2005, that a Transaction is not likely to be accomplished in the first or second quarter of Calendar year 2005; any other related tasks reasonably requested by Company.

        3.    Nature of Engagement and Relationship of the Parties.

          3.1.      The Parties agree that the Consultant is an independent contractor and not an employee, agent, broker, dealer, joint venturer or partner of Company or SWBSI. Nothing in this Consulting Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Consultant or SWBSI and Consultant. Consultant is not eligible for any benefit available to employees of Company or SWBSI, including workers compensation insurance, state disability insurance, unemployment insurance, group health and life insurance, vacation pay, sick pay, severance pay, bonus plan, or any other plan, except that the stock options previously issued to Consultant and existing under the Southwest Water Company Second Amended and Restated Stock Option Plan ("Plan") will continue to vest through

  April 1, 2005, pursuant to Section 1.19 of the Plan. Consultant and Company intend that Consultant is not an employee for state or federal tax purposes.

          3.2.      Consultant will carry the title of "President" of SWBSI. Notwithstanding any rights that may generally be associated with the title, the Parties agree that Consultant does not have the authority to enter into or execute any agreement on behalf of Company or SWBSI, to incur any liability or indebtedness of any kind or nature in the name of or on behalf of Company or SWBSI, or to otherwise bind Company or SWBSI in any manner except with prior written approval (including e-mail). Consultant represents and warrants that he will not hold himself out as having any such authority. Consultant is not authorized to make management decisions for Company or SWBSI but may make recommendations on operations to Company. In performing the Services, Consultant will report to the President of Company and will obtain any required approvals from Company's Chief Executive Officer, President or Vice President of Finance.

          3.3.      Consultant represents and warrants that he has the special skill and professional competence, expertise and experience to undertake the obligations imposed by this Consulting Agreement. Consultant agrees that he will perform in a diligent, efficient, competent, and skillful manner commensurate with the highest standards of his profession, and that he will devote such time as is necessary to perform the Services undertaken pursuant to this Consulting Agreement. Consultant agrees to comply with the federal, state, and local laws and regulations relating to Consultant's performance under this Consulting Agreement.

          3.4.      The right to accept any potential buyer, terms or Transaction that Consultant may identify or recommend is vested solely in Company. Consultant is not and shall not be deemed as a third party beneficiary of any Transaction or stock purchase agreement.

        4.        Compensation for Services.

          4.1.      Company will pay Consultant a monthly fee for Services rendered during the Term at a rate of $27,500 per month ("Monthly Fee").

          4.2.      In addition to the Monthly Fee, in the event a Transaction closes during the Term and Consultant has provided or in good faith otherwise made his Services available through the date of closing of the Transaction ("Commission Eligible Transaction"), Consultant will receive a commission in the gross amount of $250,000 ("Commission"). No Commission is due to Consultant unless and until the purchase price due upon closing of the Commission Eligible Transaction is paid by buyer. The Commission will be paid within 10 business days following the later of the closing of the Transaction and the receipt of payment of the purchase price from the buyer.

          4.3.      In addition to the Monthly Fee and the Commission, if the purchase price of a Commission Eligible Transaction exceeds $15 million, Company will pay Consultant a commission of 10% on the amount of the purchase price that exceeds $15 million ("Success Commission"). For this purpose, "Purchase Price" means with respect to any Commission Eligible Transaction, the aggregate proceeds to Company in the form of cash at the closing of the Transaction, plus, without duplication, the amount of payments in respect of deferred payment obligations in the form of cash (other than the portion of any such deferred payment constituting interest). For the purposes of this Agreement, cash includes the cash proceeds received by Company from the sale or other disposition by Company of any securities received upon the closing of a Commission Eligible Transaction. In calculating a Success Commission, the purchase price will be reduced by the aggregate amounts subject to adjustment, refund or otherwise, until the amount of any adjustment, if any, is known and resolved by Company. A Success Commission will only be paid on monies actually received by Company.

          4.4.      The Monthly Fee is intended to compensate Consultant for costs and expenses and Company will not pay any additional amounts to Consultant for costs or expenses incurred related to the Consulting Agreement.

          4.5.      Company will make payment of the Monthly Fee to Consultant within thirty (30) days after receipt of an invoice and a statement of Services rendered during that month.

          4.6.      The Consultant is responsible for paying all required state and federal taxes and will maintain his own records of earnings and will make payments and reports to the proper governmental agencies as required by law. Company will Issue a 1099 to the Consultant.

        5.    Covenant of Confidentiality and Related Matters.

          5.1.      Except as necessary to perform his Services and solely for the benefit of Company or SWBSI ("Permitted Purpose"), Consultant agrees that during and after the Term, he will not to disclose, directly or indirectly, to anyone, or to use or let others use, for any purpose whatsoever, any Confidential Information acquired from Company or SWBSI. Permitted Purpose includes Consultant's reasonable responses to due diligence inquiries from prospective buyers who have entered into Non-Disclosure Agreements ("NDA"), in compliance with the NDAs. Consultant may disclose Confidential Information only to such of Company's or SWBSI's prospective buyers who have signed an NDA, consultants, agents, representatives and advisors that have a need to know for the Permitted Purpose. Consultant agrees to advise such persons of their obligations to maintain the not to use or disclose the Confidential Information except for a Permitted Purpose and to take reasonable steps to ensure their compliance. Consultant will not use the Confidential Information for any purpose which might be directly or indirectly detrimental to Company or SWBSI.

          5.2.      Subject to Section 5.1, the term "Confidential Information" means and includes (a) confidential or secret records, data, processes, methods, procedures, techniques, plans, machinery, devices, appliances, tools, improvements, computer programs, discoveries, Inventions, shop rights, products, or trade secrets relating to the current or foreseeable business or activities of the Company and SWBSI; (b) any mailing lists, customer lists, supplier lists, or other information relating to the customers or suppliers of the Company and SWBSI, except such lists or other information as are generally known to the public or in the industry; or (c) pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by the Company and SWBSI or any Affiliate of either, or any other confidential or secret aspects of the current or foreseeable business or activities of the Company and SWBSI. Notwithstanding the above, Company and Consultant agree that Consultant: (a) may be a candidate for employment with a prospective buyer, (b) will disclose his status as a consultant rather than an employee of Company or SWBSI; and (c) may disclose his availability to be considered for employment if and when a Transaction would close.

        6.    Termination of Consulting Engagement.    Notwithstanding anything contained in this Consulting Agreement to the contrary, this Consulting Agreement shall terminate upon the occurrence of the earliest of the following events;

          6.1.      The Term will expire and the Consulting Agreement will terminate immediately upon the closing of a Transaction. Following the termination, Consultant's obligation to provide Services will end; however, in addition to any other payments due to Consultant, Company will accelerate and promptly pay to Consultant the remaining Monthly Fees that would have been paid after the termination had the Consulting Agreement continued through a l0-month Term.

          6.2.      The Term will expire and the Consulting Agreement will terminate immediately following the relocation of operations to Texas (in the event that operations were relocated because no Transaction closed before the relocation). Following the relocation, Consultant's obligation to provide Services will end; however, in addition to any other payments due to Consultant, Company will accelerate and promptly pay to Consultant the remaining Monthly Fees that would have been paid after the termination had the Consulting Agreement continued through a 10-month Term.

          6.3.      The Term will expire and the Consulting Agreement will terminate on June 30, 2005 if there is no Transaction pending on that date and the relocation has been completed or the failure to relocate was not caused by Consultant. For termination under this subsection, Consultant's obligation to provide services will end on June 30, 2005; however, in addition to any other payments due, Company will accelerate and promptly pay to Consultant the remaining Monthly Fees that would have been paid after the termination had the Consulting Agreement continued through a 10-month Term.

          6.4.      This Consulting Agreement will terminate immediately upon the bankruptcy, receivership or dissolution of either Party or the cessation of business by Company.

          6.5.      The Term will expire and the Consulting Agreement will terminate upon Company terminating Consultant's engagement for "Cause." For this purpose, "Cause" will be determined by Company in good faith and means: (a) Consultant's commission or conviction of an act involving dishonesty, fraud, embezzlement, moral turpitude, securities laws violations, or theft or a felony of any type; (b) a material violation of any policy of the Company or SWBSI relating to ethical business conduct, fiduciary duties, conflicts of interest improper use or disclosure of Confidential Information or trade secrets of Company or SWBSI; and (c) any substantial failure or refusal to perform, or breach of this Consulting Agreement. Company will provide Consultant with written notice of the basis of any termination for cause and will provide Consultant a reasonable opportunity to cure any defects if the termination is based on Section 6.5(c).

          6.6.      This Consulting Agreement will terminate upon the expiration of the Term.

          6.7.      This Consulting Agreement will terminate immediately and no payments under this Consulting Agreement will be owed and payable to Consultant (including Monthly Fees, Commission or Success Commission) if he revokes the Separation Agreement and General Release ("Release"), dated as of December 23, 2004, prior to the prior to the expiration of the Revocation Period (as that term is defined in the Release).

          6.8.      Consultant will not be entitled to a Commission or Success Commission for any Transaction that is closed after the Term or the termination of the Consulting Agreement pursuant to this Section. Company agrees that it will not delay a closing for the purpose of avoiding the payment of a Commission or Success Commission.

          6.9.      The Parties understand that each of the covenants contained in Section 5 shall survive the expiration or termination of this Consulting Agreement.

        7.    General Provisions.

          7.1.        No Conflict.    The Consultant warrants that he is not under any obligation that is inconsistent or in conflict with this Consulting Agreement or that would prevent, limit or impair the performance of his obligations under this Consulting Agreement.

          7.2.        Further Acts.    Each Party agrees to perform any further acts and execute and delivery any further documents that may be reasonably necessary to carry out the provisions and intent of this Consulting Agreement.

          7.3.        Indemnification.    Company agrees to defend, indemnify and hold harmless Consultant from and against any and all claims, losses, liabilities or expenses (including attorney's fees) which may arise, in whole or in part, out of a material breach by Company of its obligations under this

  Agreement. Consultant agrees to defend, indemnify and hold harmless Company from and against any and all claims, losses, liabilities or expenses (including attorney's fees) which may arise, in whole or in part, out of a material breach by Consultant of his obligations under this Agreement. In addition, Company shall indemnify, defend and hold Consultant harmless from any and all liability, loss, damage, cost or expense (including reasonable attorneys' fees) incurred by Consultant in defending or responding to any claim arising out of or related to the Transaction except to the extent that such claim arises out of the willful misconduct or gross negligence of Consultant. Likewise, Consultant shall indemnify, defend and hold Company harmless from any and all liability, loss, damage, cost or expense (including reasonable attorneys' fees) incurred by Company in defending or responding to any claim arising out of or related to the Transaction if the claims arise out of or are related to the Consultant's willful misconduct or gross negligence.

          7.4.        Notices.    Any notice or other communication provided for in this Consulting Agreement shall be in writing and addressed to Company and Consultant at the address listed in this Section, or at such other address as either party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section shall be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable upon proof of receipt by the receiving Party.

To Company:	Southwest Water Company 624 South Grand Avenue, Suite 2900 Los Angeles, CA 90017 Attention: President, Southwest Water Company or CEO, Southwest Water Company Facsimile No.: (213) 929-1889
To Consultant:	James C. Wisener 2810 Hidden Hills Way Corona, CA 92882 Facsimile No.

          7.5.        Amendments and Waivers.    No amendment or modification of this Consulting Agreement will be effective unless it is in writing and signed by the Parties. No waiver will be binding unless it is in writing and signed by the Party making the waiver. No waiver of any of the provisions of this Consulting Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

          7.6.        Confidentiality.    Consultant agrees to keep the circumstances and terms of this Consulting Agreement in strict confidence, unless and only to the extent that he has been authorized in writing by the Company to make such disclosure or unless compelled by law or Court Order. It will not be a violation of this Consulting Agreement for Consultant to disclose this Consulting Agreement or its terms to his lawyers, spouse, accountants, or income tax preparers. To the extent Consultant does disclose any of the terms of this Consulting Agreement in accordance with this paragraph, he agrees to require, and warrants that any person receiving this information will maintain its confidentiality. This Consulting Agreement may be used as evidence to any subsequent proceeding alleging a breach of this Consulting Agreement.

          7.7.        Assignment.    This Consulting Agreement is personal to Consultant and is not assignable, in whole or in part, by Consultant for any reason. This Consulting Agreement will bind Consultant and Company, and their successors, assigns, beneficiaries, survivors, executors, administrators and transferees.

          7.8.        Section and Other Headings.    Section and other headings have been inserted for reference and convenience only and are not a part of this Consulting Agreement.

          7.9.        Severability.    If any portion of this Consulting Agreement is void or deemed unenforceable for any reason, the unenforceable portion will be deemed severed from the remaining portions of this Consulting Agreement, which will otherwise remain in full force.

          7.10.        Multiple Counterparts.    This Consulting Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Faxed or electronically delivered executed copies will be effective and binding.

          7.11.        Representation by Counsel: Interpretation.    Company and Consultant each acknowledge the opportunity to be represented by counsel in connection with this Consulting Agreement and the matters contemplated by this Consulting Agreement. Accordingly, any rule of law or decision that would require interpretation of any claimed ambiguities in this Consulting Agreement against the party that drafted it has no application and is expressly waived. The term "including" and its variations are always used in the non-restrictive sense (as if followed by a phrase such as "but not limited to"). When a singular is used, the same shall include the plural, and the masculine, feminine and neuter genders shall each include the others when required by the context. The provisions of this Consulting Agreement shall be interpreted in a reasonable manner to affect the intent of the Parties.

          7.12.        Governing Law, Jurisdiction and Venue.    This Consulting Agreement will be governed and construed in accordance with the laws of the State of California, without applying California conflict of law rules. Each Party consents to submit to personal jurisdiction and to venue for any legal proceeding in Los Angeles, California.

          7.13.        Mediation.    Before either party may initiate any suit, arbitration or other proceeding the parties pledge to attempt first to resolve the controversy or claim arising out of or relating to this Consulting Agreement ("Dispute") by mediation before a mutually acceptable mediator within 30 days after either party first gives notice of mediation. Mediation shall be conducted in Los Angeles, California and shall be conducted and completed within 60 days following the date either party first gives notice of mediation. The fees and expenses of the mediator shall be shared equally by the parties. The mediator shall be disqualified as a witness, expert or counsel for any party with respect to the Dispute and any related matter. Mediation is a compromise negotiation and shall constitute privileged communications. The entire mediation process shall be confidential and the conduct, statements, promises, offers, views and opinions of the mediator and the parties shall not be discoverable or admissible in any legal proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible shall not be excluded from discovery or admission as a result of its use in the mediation.

          7.14.        Attorneys' Fees.    In any action at law (including arbitration proceedings), or in equity to enforce or construe any provisions or rights under this Consulting Agreement, or to enforce and arbitration award, the unsuccessful Party, as determined by a court or arbitrator, will pay the successful Party all costs, expenses, and reasonable attorney's fees incurred.

          7.15.        Waiver of Jury Trial.    Each Party acknowledges that by executing this Consulting Agreement, the Party waives any rights he or it may have to a trial by jury.

          7.16.        Entire Agreement.    This Consulting Agreement supersedes any agreements, either oral or written, between the Parties with respect to Consultant rendering Services for Company or SWBSI, including Letter Agreement between Consultant and Company dated December 15, 2004. The Parties acknowledge that this Consulting Agreement constitutes the entire agreement of the Parties and that in executing this Consulting Agreement, they are not relying upon any representation or statement not set forth in this Consulting Agreement with regard to the subject matter, basis, or effect of this Consulting Agreement.

        Consultant and Company, by their signatures below voluntarily enter into this Consulting Agreement on the terms set forth above with the intent to be legally bound.

"CONSULTANT"

/s/ JAMES C. WISENER JAMES C. WISENER	DATE: December 22, 2004

SOUTHWEST WATER COMPANY

/s/ PETER J. MOERBEEK	DATE: December 23, 2004
By: Peter J. Moerbeek Its: President & COO

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CONSULTING AGREEMENT